UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
---------------------------

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 26, 1999
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Alltrista Corporation
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Indiana                                      0-21052                       35-1828377
State of Incorporation                       Commission File Number        IRS Identification Number

5875 Castle Creek Parkway,
North Drive, Suite 440
Indianapolis, IN 46250

Registrant's telephone number,
including area code: (317) 577-5000
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Item 2.

     Effective April 25, 1999 the Company acquired the net assets of Triangle Plastics, Inc. and its TriEnda subsidiary ("Triangle Plastics") for $148.0 million in cash. The transaction will be accounted for as a purchase. The excess of the purchase price over the estimated fair values of the net assets acquired will be amortized on a straight-line basis over a twenty-year period. Triangle Plastics manufactures heavy guage industrial thermoformed parts for original equipment manufacturers in a variety of industries, including the heavy trucking, agricultural, portable, toilet, recreational and construction markets. TriEnda produces plastic thermoformed products for material handling applications. Triangle Plastics employs approximately 1,100 people and has a technical center and five production facilities located in Florida, Iowa, Tennessee and Wisconsin.

     The Company financed the acquisition with a new $250 million credit facility consisting of a six year $150 million term loan and a revolving credit facility whereby the Company can borrow up to $100 million through March 31, 2005, when all borrowing mature. The term loan requires quarterly payments of principal escalating from an annual aggregate amount of $15.0 million in the first year to $30.0 million in the fifth and sixth year. Interest on the borrowings is based upon fixed increments over the adjusted London Interbank Offered Rate or the agent bank's alternate borrowing rate as defined in the agreement.

Item 7.  Financial Statements and Exhibits.

     (a) Financial statements of businesses acquired.

     At present, it is impractical for the Company to provide required financial statements for the acquired business, but such financial statements will be filed by an amendment to this report within 60 days after the time for filing this report.

     (b) Pro forma financial information.

     At present, it is impractical for the Company to provide required pro forma financial information relative to the acquired business, but such financial information will be filed by an amendment to this report within 60 days after the time for filing this report.

     (c) Exhibits

     Stock Purchase Agreement dated March 12, 1999 (Exclusive of schedules referred to in said agreement.)




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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       ALLTRISTA CORPORATION
                       (Registrant)




                        By: /s/ Kevin D. Bower
                            -------------------------------------------------
                            Kevin D. Bower
                            Senior Vice President and Chief Financial Officer May 11, 1999





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ALLTRISTA CORPORATION
FORM 8-K
EXHIBIT INDEX


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Exhibit                    Description                                    Page

Ex 2.1                     Asset Purchase Agreement dated March 12, 1999   5


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